Champion 2000:
                                 --------------

                                     Percent of Scheduled Premium/Excess Premium
                                     -------------------------------------------

                                          Transferable               Service
  Policy Year         Commission          Service Fee                 Boost
  -----------         ----------          -----------                 -----

       1st              50/4%               0%/0%                     0%/0%
2nd through 10th      6% (1)/2%             2%/2%                     0%/0%
 11th and later         0%/0%               2%/2%                     1%/1%

(1) Rate may be 4% if agent does not meet certain production and persistency requirements.